Exhibit 5.1

[BLANK ROME LETTERHEAD]

August 20, 2007

IntriCon Corporation

1260 Red Fox Road, Arden Hills, MN

Arden Hills, MN 55112

Gentlemen:

You have requested our opinion with respect to the offering by you, IntriCon Corporation, a Pennsylvania corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 100,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable under the 2007 Employee Stock Purchase Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Articles of Incorporation (as amended) and the Company’s Amended and Restated Bylaws; (ii) resolutions adopted by the Board of Directors of the Company; (iii) the Registration Statement; and (iv) the Plan. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. In rendering this opinion we have been informed that 5,718,975 shares of the Company’s Common Stock are outstanding. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plan, if any, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP